EXHIBIT 8

                             OPINION RE: TAX MATTERS

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                         CRAFT FRIDKIN & RHYNE, L.L.C.
                               1100 ONE MAIN PLAZA
                                4435 MAIN STREET
                           KANSAS CITY, MISSOURI 64111
                                 (816) 531-1700
                               FAX: (816) 753-3222

                                October 13, 2000

COR Development, LLC
13720 Roe
Leawood, Kansas 66224

   Re: COR Development, LLC - Registration Statement on Form SB-2

Gentlemen:

   We are counsel to COR Development, LLC, a Kansas limited liability company (the "Company"). We are issuing this opinion on certain tax issues in connection with the Registration Statement on Form SB-2 being filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement") for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the "1933 Act"), up to 1,600,000 units of interest in the limited liability company, consisting of common units and preferred units (collectively, the "Units").

   In this connection, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Articles of Organization and the Operating Agreement of the Company, each as currently in effect, and (iii) certain resolutions adopted by the member of the Company relating to the issuance of the Units and certain related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of others of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of other officers and representatives of the Company and others.

   In rendering the opinions set forth below, we have made the following assumptions and the opinions and statements expressed herein are subject to the following additional limitations and qualifications:

      a. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original

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   documents  of  all  documents  submitted  to  us as  certified,  conformed or photostatic copies and the authenticity of the originals of such copies.

      b. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder. We have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties and the validity and binding effect thereof.

      c.  We  have  assumed  the  existence  of the  following  facts:  (i)  the assignment of the Real Estate Contact by the Church of the Resurrection-United Methodist (the "Church of the Resurrection") to the Company was made for valid and sufficient consideration on the part of the Company, without taking into account the contemplated gift of 15 acres to the Church of the Resurrection; and (ii) the Church of the Resurrection has not provided and will not provide any consideration for the contemplated gift of 15 acres by the Company to it in any manner, including, but not limited to, paying for any of the costs of the development of the real estate that is the subject of the Real Estate Contract.

      d. We express no opinion concerning any law other than the substantive law of the State of Kansas and the laws of United States of America applicable therein.

   Based upon the foregoing, and subject to the qualifications and exceptions heretofore set forth, we are of the opinion that:

      1. For purposes of the federal tax and state income tax laws, the Company will be subject to all of the provisions of Subchapter K of Chapter 1 of Subtitle A. of the Internal Revenue Code and will file tax returns as a partnership.

      2. For income tax purposes, the holders of the common units will be treated as partners and will recognize their proportionate allocation of income or loss as the Company realizes such income or loss.

      3. For income tax purposes, the holders of the preferred units will be treated as partners, but they will only recognize income as they are paid the preferred return on the preferred units and they will not receive any other allocable share of the income or loss realized by the Company.

      4. The holders of the common units will be able to claim a charitable deduction upon the consummation of the gift of approximately 15 acres by the Company to the Church of the Resurrection.

   This opinion is furnished by us, as counsel to the Company, in accordance with the requirements of Item 601(b)(8) of regulation S-B under the 1933 Act and is not to be used, circulated or quoted for any other purpose, or otherwise referred to or relied upon by any other person without the express written permission of the Company other than the purchasers of the Units. This opinion is issued only with respect to the present status of law and we undertake no

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obligation or responsibility to update or supplement this opinion in response to subsequent changes in the law or future events affecting the transactions described herein.

                                                  Very truly yours,

                                                  CRAFT FRIDKIN & RHYNE, L.L.C.

                                                  /s/ Arthur E. Fillmore, II
                                                      Arthur E. Fillmore, II

AEF/gs